EXHIBIT 15
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                       CONSENT OF DELOITTE AND TOUCHE LLP

July 30, 2007

North American Galvanizing & Coatings, Inc.
5314 South Yale Avenue

Suite 1000
Tulsa, Oklahoma 74135

We have reviewed, in accordance with the standards of the Public Company Accounting Oversight Board (United States), the unaudited interim financial information of North American Galvanizing & Coatings, Inc. and subsidiary for the three- and six- month periods ended June 30, 2007 and 2006, as indicated in our report dated July 30, 2007; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2007, is incorporated by reference in Registration Statements No. 333-133848 on Form S-8 and No. 333-61393 on Form S-3 of North American Galvanizing & Coatings, Inc. (formerly Kinark Corporation).

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.


/s/ DELOITTE & TOUCHE LLP

Tulsa, Oklahoma